Chrysler Center 666 Third Avenue New York, NY 10017 212-935-3000 212-983-3115 fax www.mintz.com

June 30, 2008

ProLink Holdings Corp.
410 S. Benson Lane
Chandler, AZ 85224

Ladies and Gentlemen:

             We have acted as counsel for ProLink Holdings Corp., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission on June 30, 2008 under the Securities Act of 1933, as amended (the “Act”), for registration under the Act of the resale of the following shares of the Company’s $0.0001 par value common stock (the “Common Stock”):

1.
4,450,000 shares issued in private placements in December 2005 and January and March 2006 to certain of the selling stockholders named in the Prospectus included in the Registration Statement (the “Selling Stockholders”); and

2.
999,004 shares underlying warrants to purchase Common Stock issued to certain of the Selling Stockholders as part of a private placement of notes and warrants that closed on October 12, 2006. The exercise price of these warrants is $1.35 per share.

As counsel to the Company, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. Upon the basis of such examination, we advise you that in our opinion:

A.
The 4,450,000 shares of Common Stock issued to certain Selling Stockholders in connection with the transactions described in paragraph 1 above were duly authorized and validly issued by the Company, and are fully paid and non-assessable.

B.
The 999,004 shares of Common Stock issuable upon exercise of the warrants described in paragraph 2 above, if and when paid for and issued upon exercise of such warrants in accordance with the terms thereof, will be duly authorized and validly issued by the Company, and will be fully paid and non-assessable.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Boston | Washington | New York | Stamford | Los Angeles | Palo Alto | San Diego | London

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

June 30, 2008

             We are members of the Bar of the State of New York, and the opinions expressed herein are limited to questions arising under the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. Reference is made to the section of the Registration Statement entitled “Legal Matters” for a description of ownership of the Company’s securities by a member of this firm.

Very truly yours,

/s/  MINTZ, LEVIN, COHN, FERRIS,  GLOVSKY AND POPEO, P.C.